Exhibit 99.1

COTT CEO OUTLINES PLANS TO REFOCUS ON

RETAILER BRANDS, IDENTIFIES COST

REDUCTIONS, AND ANNOUNCES CHANGES TO

BOARD OF DIRECTORS

TORONTO, June 19, 2008 — Cott Corporation (NYSE:COT; TSX:BCB), the world’s largest retailer brand soft drink provider, today announced its plans to refocus the Company on private label beverages.

In recognition of the significant challenges recently experienced by the Company, David Gibbons, Cott’s interim CEO, working with Cott’s senior management team and the Board of Directors, is refocusing Cott on its private label business and has already begun to take actions to improve profitability.

These actions are the results of an intensive sixty-day evaluation of all aspects of Cott’s business, undertaken by Gibbons upon his appointment as interim CEO. The actions will include combining some executive positions, which will result in the departure of the President of the North American business unit and the Chief People Officer. Their responsibilities will be reassigned among senior management. The Company is also eliminating positions throughout the organization, including not filling certain executive vacancies. The Company estimates that total severance costs will be approximately $6-$8 million. Overall, Cott is targeting annualized SG&A cost reductions of over 10 percent or $20-$22 million. The total annual savings, including headcount reductions and manufacturing and supply chain optimization, is anticipated to be between $39-$43 million. In the second half of 2008, Cott expects to realize over $10 million of these savings.

Gibbons believes that over the last 18 months, Cott had diverted too much energy and resources away from its core retailer customers and toward branded initiatives. Gibbons confirms: “We will change course.” He continues, saying; “Through these efforts we will continue to reposition Cott to play a greater role as a champion of private label.”

Cott recognizes that within the U.S., its best growth opportunities reside within its core capabilities in private label beverages. The Company believes that there are opportunities for further growth within its current customer base by carefully following consumer trends in new flavors, categories, package types, and product mix by geography.

“Our role is not to invent new categories,” says Gibbons. “Our role is to be ‘fast followers’ to leverage the growth of expanding categories and to improve profitability for our retail partners at lower prices to consumers.”

The Company has already refocused its marketing efforts on the needs and requests of its retailer partners. “This will be our focus,” Gibbons continues. “Our existing retail partners will drive our new product development.”

Finally, Cott also announced that, following discussions with Crescendo Partners and in consultation with other significant shareowners, an agreement with Crescendo Partners has been reached. Under the agreement, the Cott Board of Directors will be expanded in size from 10 to 11 directors. Four new directors, Eric Rosenfeld, Greg Monahan, Mark Benadiba and Mario Pilozzi, will join the Board, and Eric Rosenfeld will become Lead Independent Director. Frank Weise, Don Watt, and Serge Gouin have graciously offered to resign from the Board to facilitate the Board changes. Under the terms of the agreement David Gibbons will be appointed Chairman of the Board of Directors. The CEO Search Committee will be reconstituted to consist of four directors: George Burnett, David Gibbons, Eric Rosenfeld and Mario Pilozzi. The committee will assist the Board in evaluating and identifying potential candidates for the Chief Executive Officer position. Neither Cott nor Crescendo have agreed to any standstill arrangements.

Speaking on behalf of the new directors, Eric Rosenfeld, President and CEO of Crescendo Partners, stated, “We are happy to have reached an amicable resolution, which we believe is in the best interest of all shareowners. We look forward to working diligently and constructively with the other members of the Board to increase shareholder value.”

Gibbons stated “We are pleased to have the agreement in place and look forward to working with our new colleagues. The Board and I would like to offer our sincere thanks to Frank, Serge, and Don for their long years of service and their significant contributions over those years to Cott. Their willingness to make this agreement possible comes at an important time in Cott’s history.”

About Cott Corporation

Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands including Cott, RC, Vintage, Vess and So Clear. Its products include carbonated soft drinks, sparkling and flavored waters, energy drinks, sports drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company’s website is www.cott.com. The brand names and trademarks referenced in this press release are trademarks of Cott Corporation, its affiliated companies, customers, or other third parties.

Safe Harbor Statements

This press release contains or refers to forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. The forward-looking statements are based on the assumption that volume and revenue will be consistent with historical trends, that margins will improve through a balance of revenue realization and cost containment, and that interest rates will remain constant and debt levels will decline, and, in the case of the statements relating to new product introductions, capacity increases, cost reduction plans, and operational strategies, on management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance such as those relating to the success of the Company’s measures to increase volume and revenue, reduce costs and increase operating income, obtain capacity increases, focus on customer relationships and retailer brand business, and introduce new products are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company’s ability to restore plant efficiencies and reduce logistics and other costs, adverse weather conditions, competitive activities by other brand beverage manufacturers, the Company’s ability to develop new products that appeal to consumer tastes, the Company’s ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation and regulatory review, loss of key customers and retailers’ continued commitment to their Company-supplied beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

COTT CONTACT:

Edmund O’Keeffe – Investor Relations	Tel: (905) 672-1900 ext. 19216
Kimball Chapman – Investor Relations	Tel: (813) 313-1840

Leslie Pawlowski
Corporate Communications
Cott Corporation
Tel: 905.672.1900 ext. 19394
Fax: 905.672.7504
www.cott.com